Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 1, 2009

u.s. federal income tax considerations iPath® Exchange Traded Notes ble. Please see the applicable prospectus for a more complete discussion of the primary tax treatment and alternative tax characterizations that are possible with respect to each iPath ETN. What makes iPath ETNs an attractive investment option? Unlike mutual funds that may be required to make taxable distributions to shareholders, the iPath ETNs currently available will not make taxable distributions and therefore holders of iPath ETNs, (other than the single currency ETNs) should generally not be required to include amounts in income prior to sale, redemption, or maturity. This enables investors to control the timing of taxable events related to their investment in iPath ETNs. However, the IRS and U.S. Treasury are actively considering the tax treatment of instruments such as iPath ETNs, which could change. Is there an IRS or court ruling that governs the U.S. tax treatment of iPath ETNs? Yes, for iPath single currency ETNs only. What is the ruling on the U.S. tax treatment of iPath ETNs? Revenue ruling 2008-1, issued on December 7, 2007, holds that certain financial instruments linked directly to the value of a foreign currency—regardless of whether the instrument is privately offered, publicly offered or traded on an exchange— should be treated like debt for federal tax purposes. Revenue Ruling 2008-1 extends to iPath single currency ETNs. How are iPath ETNs treated for U.S. federal income tax purposes? Barclays and investors agree to treat all iPath ETNs, except single currency ETNs, for all tax purposes as prepaid contracts with respect to the relevant index. If such iPath ETNs are so treated, investors should recognize gain or loss upon the sale, redemption or maturity of their iPath ETNs in an amount equal to the difference between the amount they receive at such time and their cost basis in the securities. You generally agree to treat such gain or loss as capital gain or loss, except with respect to those iPath ETNs for which you agree to treat such gain or loss as ordinary, as detailed in the chart below. The following table summarizes certain U.S. federal tax consequences that holders of iPath ETNs and Barclays agree to be subject to by purchasing an iPath ETN. These tax consequences, however, are not certain and alternative treatments are possiiPath Exchange Traded Notes (ETN s) provide investors with cost-effective exposure to asset classTYPE TREATMENT AT MATURITY RECOGNITION OF CURRENT INCOME TICKERS Commodities, Buy Write, Equity, Alternatives Capital gains No DJP, GSP, JJA, JJE, JJG, JJS, JJM, JJP, COW, GAZ, OIL, NIB, JO, BAL, SGG, JJU, JJC, LD, JJN, JJT, PGM, BWV, INP, GRN, VXX,VXZ Carry Trade Ordinary Income No ICI Single Currency Ordinary Income Yes ERO, GBB, JYN The information should not be considered tax advice. Investors are urged to consult their tax advisor with regard to their specific situation. es that have not always been easy to access. Here are answers to questions financial professionals and individuals commonly ask about the tax treatment of the iPath ETNs currently available.

iPath federal income tax considerations What does it mean for iPath single currency ETN investors? This means that any interest accrued (net of fees) during the life of the note is taxable to investors, even though the interest is reinvested and not paid out until the holder sells the ETN or the note matures. It also means that a gain or loss from the sale or redemption of the notes will be ordinary and investors will not be able to elect capital gain treatment. Do iPath single currency ETN investors need to submit a form to the IRS requesting certain tax treatment? No, it is not necessary to elect any specific treatment since the IRS has ruled how financial instruments linked directly to the value of a foreign currency should be treated from a tax perspective. Most custodians will provide Form 1099 OID for annual tax reporting purposes. What are the benefits of investing in iPath single currency ETNs? Institutional and individual investors increasingly recognize that currency exposure may constitute a separate asset class to provide portfolio diversification and add potential portfolio returns. The iPath single currency ETNs provide simple, transparent, and cost-effective access to three significant exchange rates. What is Barclays’ reaction to the ruling on the U.S. tax treatment of iPath ETNs? The ruling provides investors clarity on the tax treatment of certain financial instruments linked directly to the value of a foreign currency—regardless of whether the instrument is privately offered, publicly offered, or traded on an exchange. In addition, because they make no distributions, holders benefit from daily compounding. What is the current tax status on equity, commodity and certain alternatives ETNs? The revenue ruling does not apply to ETNs that are linked to equities, commodities or certain alternatives. On December 7, 2007 the IRS also issued notice 2008-2 asking for comments on the appropriate tax treatment of instruments such as the equity and commodity ETNs. The IRS has not issued additional guidance on this issue. What is Barclays’ position about the tax status on equity, commodity and certain alternatives ETNs? Barclays is aligned with the Securities Industry and Financial Markets Association (SIFMA). We believe that the tax treatment of investment products should be driven by the product’s tax attributes. Mutual funds and ETNs are taxed differently because they are fundamentally different products. Investors who buy shares in a mutual fund own the underlying securities and receive dividend income from those securities annually which is taxable. ETN investors do not own underlying securities and receive no dividends while holding the ETN. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions. Barclays Capital Inc. and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. ©2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks, or registered trademarks are the property, and used with the permission, of their respective owners. 598-41SY-12/09 P-0165-1209 Not FDIC Insured • No Bank Guarantee • May Lose Value Find Your iPath 1–877–76–iPATH www.iPathETN.com